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                                                                   EXHIBIT 23(B)

THE FOLLOWING REPORTS ARE COPIES OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORTS AND HAVE NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Electro Rent Corporation:

      We have audited the accompanying consolidated balance sheets of Electro Rent Corporation (a California corporation) and subsidiaries as of May 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended May 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electro Rent Corporation and its subsidiaries as of May 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended May 31, 2001, in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP
Los Angeles, California
August 6, 2001


                                 Exhibit 23(B)